QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 10, 2005

Gables Residential Trust (Exact name of registrant as specified in charter)
Maryland (State or Other Jurisdiction of Incorporation)	001-12590 (Commission File Number)	58-2077868 (IRS Employer Identification No.)
777 Yamato Road, Suite 510 Boca Raton, FL 33431 (Address of Principal Executive Offices) (Zip Code)
(561) 997-9700 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  ☐
  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  ☐
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  ☐
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  ☐
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. REGULATION FD DISCLOSURE.

        Gables Residential Trust (the "Company") announced today that Gables Realty Limited Partnership (the "Operating Partnership") has commenced an underwritten public offering of $150 million of senior unsecured notes. The Operating Partnership intends to use the net proceeds from the offering to repay $100 million of 6.8% senior unsecured notes that mature March 15, 2005, to reduce outstanding borrowings under its unsecured credit facilities and for general corporate purposes. A copy of this press release is attached hereto as Exhibit 99.1.

Recent Events

2004 Earnings

        On January 31, 2005, the Company reported earnings for the year ended December 31, 2004. Based on that announcement and appropriate adjustments to take into account minority interests, for 2004, net income available to common unitholders of the Operating Partnership was $94.8 million, or $2.82 per diluted unit, compared to $58.8 million, or $1.87 per diluted unit, for the comparable period of 2003. The 2004 results included gains from asset sales of $85.6 million, or $2.55 per diluted unit. The 2003 results included gains from asset sales of $37.7 million, or $1.20 per diluted unit.

Recent Wholly-Owned Real Estate Investment and Disposition Activity

        Community Development.    During the fourth quarter of 2004, the Company completed construction of communities in Austin and South Florida comprised of 458 and 311 apartment homes, respectively. In addition, the Company completed construction and stabilization of a community in Houston comprised of 312 apartment homes. The Company commenced development of communities in Houston, Dallas, South Florida and Atlanta comprised of 27, 178, 261 and 448 apartment homes, respectively. The Company has $322 million of assets in various stages of development with approximately $231 million of costs remaining to be incurred at December 31, 2004.

        Community Dispositions.    During the fourth quarter of 2004, the Company sold two assets in suburban South Florida, comprising a total of 772 apartment homes, and two assets in Nashville, comprising a total of 548 apartment homes, for $93.3 million. The buyers of these four assets assumed $67.7 million of variable-rate tax-exempt debt in connection with these transactions. The related gain on sale of real estate assets in accordance with generally accepted accounting principles, or GAAP, was approximately $31.5 million and debt extinguishment costs were approximately $0.2 million. During the fourth quarter of 2004, the Company sold a parcel of undeveloped land in Memphis for a gain of approximately $0.1 million.

        In January 2005, the Company sold an apartment community located in Orlando comprising 315 apartment homes to a condominium converter for $47.0 million. In connection with such transaction, the Company was relieved of a $0.7 million note payable obligation. In January 2005, the Company sold four apartment communities located in Atlanta comprising a total of 1,100 apartment homes for $56.1 million. The buyer of the four Atlanta communities assumed $45.3 million of tax-exempt variable-rate bonds encumbering such communities in connection with the transaction. The net sale proceeds were used to repay outstanding borrowings under the Company's unsecured credit facilities. The related gain on sale of real estate assets in accordance with GAAP was approximately $28.0 million and will be recognized in the first quarter of 2005.

        In March 2005, the Company sold an apartment community located in Memphis comprising 464 apartment homes for $24.2 million. The buyer of the community assumed $21.8 million of tax-exempt variable-rate bonds encumbering such community in connection with the transaction. The net sale proceeds were used to repay outstanding borrowings under the Company's unsecured credit facilities. The related gain on sale of real estate assets in accordance with GAAP was approximately $6.5 million and will be recognized in the first quarter of 2005.

        Community Acquisition.    In February 2005, the Company acquired an apartment community located in Atlanta comprising 480 apartment homes for approximately $47.5 million in cash. The cash for such acquisition was funded with advances under the Company's unsecured credit facilities.

Other

        In December 2004, one of the Company's ventures with New York State Teachers' Retirement System, advised by JPMorgan Fleming Asset Management, acquired a community in San Diego comprising 752 apartment homes for $138.0 million. The Company has a 50% ownership interest in the venture. The acquisition was financed with $75.0 million of debt at a fixed interest rate of 4.735% and $63.0 million of equity contributions funded from the partners based on their stated ownership interests in the venture.

        In December 2004, the Company's venture with JP Morgan sold a community in Tampa comprising 76 apartment homes to a condominium converter upon completion of construction. The Company's share of the related gain on sale of this asset in accordance with GAAP was $0.2 million.

        In December 2004, the Company exchanged the 20% ownership interest in two communities in Tampa comprising 617 apartment homes for an increased ownership interest from 20% to 60% in two communities in Atlanta comprising 709 apartment homes. In connection with this exchange transaction, the Company paid $5.7 million to its venture partner. The Company did not recognize a gain on the exchange of these ownership interests.

        The Company has been named as a party in a class action lawsuit filed in the Florida State Circuit Court alleging that fees charged when residents terminate their leases prior to the end of term or terminate without sufficient notice are not in compliance with state law. The Company has appealed the Court's December 2004 Order certifying the class and is defending vigorously its position in this case. No trial date has been set. Due to the uncertainty of many critical factual and legal issues, it is not possible to determine or predict the outcome of this case. Discovery is in progress with respect to many matters including, but not limited to, the number of residents who were charged allegedly improper fees, the amount of fees that were actually collected, and reductions in actual damages due to unpaid rent that accrued until the residents' premises were leased to a new resident. In the event of an adverse ruling, the Company would be liable for actual damages awarded to class participants, plus plaintiffs' attorneys' fees, litigation and class administration costs. In addition, in the event of an adverse ruling, the Company may be liable for statutory damages if and to the extent awarded by the court. Using available data and based on assumptions as to unsettled factual and legal issues, plaintiffs' counsel estimated the amount of actual damages for contested fees paid by all former residents eligible to be included in the class at approximately $3 million. Only eligible class members who elect to make a claim and are able to substantiate it should collect damages. While no assurances can be given, the Company does not believe that this lawsuit, if adversely determined, will have a material adverse effect on its financial condition or results of operations. Legal defense costs are being expensed as they are incurred.

        On January 3, 2005, the Company's Board of Trustees (the "Board of Trustees") declared monthly dividends for the Company's common shares of $0.200833 per share for each of January and February 2005, and $0.200834 for March 2005, payable on January 31, February 28 and March 31, 2005, respectively, to shareholders of record on January 17, February 14 and March 17, 2005, respectively. The Board of Trustees also declared a dividend for the Company's Series D Preferred Shares of $0.46875 per share to be paid on March 15, 2005 to shareholders of record on March 1, 2005.

        In February 2005, the Company monetized its equity investment in privately-held Rent.com, an internet listing website in the apartment and rental housing industry, via eBay Inc.'s acquisition of Rent.com. The Company received cash proceeds, and will record a gain, of approximately $5.8 million, or $0.17 per diluted unit, in the first quarter of 2005. The Company's original investment in Rent.com of approximately $0.3 million was fully-reserved for in the third quarter of 2001.

        In March 2005, David Fitch became Chief Executive Officer in addition to his role as President and was appointed to the Board of Trustees. In conjunction with this promotion, Chris Wheeler became Executive Chairman of the Board of Trustees. In January 2005, Mike Miles tendered his resignation from the Board of Trustees as a result of the growth of the real estate investment platform of his employer, Guggenheim Real Estate. In December 2004, Mike Hefley resigned as Chief Operating Officer in order to spend more time with his family. Executive search firms have been retained to facilitate the search for a Chief Operating Officer and for an additional independent trustee to serve on the Board of Trustees.

        In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibits 99.1, shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c)
Exhibits.

Exhibit No.	Description
99.1	Press release of Gables Residential Trust, dated March 10, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GABLES RESIDENTIAL TRUST
DATE: MARCH 10, 2005	By:	/s/ MARVIN R. BANKS, JR. Marvin R. Banks, Jr. Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of Gables Residential Trust, dated March 10, 2005.

QuickLinks

  ITEM 7.01. REGULATION FD DISCLOSURE.
  ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
SIGNATURES
EXHIBIT INDEX